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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                       Southwestern Water Exploration Co.
                                (Name of Issuer)

                                  Common stock
                         (Title of Class of Securities)

                                    846001105
                                 (CUSIP Number)

                                  April 6, 1999
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]      Rule 13d-1(b)

                  [X]      Rule 13d-(c)

                  [ ]      Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 846001105                    13G                     PAGE 1 OF 4 PAGES


--------------------------------------------------------------------------------
  1          Names of Reporting persons/I.R.S. Identification Nos. of Above
             Persons (Entities Only)
                      The 1997 Antebi Children's Insurance and Other Trust
--------------------------------------------------------------------------------
  2          Check the Appropriate Box if a Member of a Group          (a) [  ]
             (See Instructions)                                        (b) [  ]
--------------------------------------------------------------------------------
  3          SEC Use Only
--------------------------------------------------------------------------------
  4          Citizenship or Place of Organization
                      U.S.A.
--------------------------------------------------------------------------------
             Number of             5       Sole Voting Power
              Shares                            600,000
           Beneficially            ---------------------------------------------
             Owned by              6       Shared Voting Power
               Each                             0
             Reporting             ---------------------------------------------
            Person with            7       Sole Dispositive Power
                                                600,000
                                   ---------------------------------------------
                                   8       Shared Dispositive Power
                                                0
--------------------------------------------------------------------------------
  9          Aggregate Amount Beneficially Owned by Each Reporting Person
                      600,000
--------------------------------------------------------------------------------
 10          Check if the Aggregate Amount in Row (9) Excludes Certain
             Shares [  ] (See Instructions)
--------------------------------------------------------------------------------
 11          Percent of Class Represented by Amount in Row (9)
                      7.5%
--------------------------------------------------------------------------------
 12          Type of Reporting Person (See Instructions)
                      OO
--------------------------------------------------------------------------------


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ITEM 1(A)         Name of Issuer:

                           Southwestern Water Exploration Co.

ITEM 1(B)         Address of Issuer's Principal Executive Offices:

                           615 Macleod Trail, S.E., Suite 1100
                           Rocky Mountain Plaza
                           Calgary, Alberta T2G 4T8
                           Canada

ITEM 2(A).        Name of Person Filing:

                           The 1997 Antebi Children's Insurance and Other Trust

ITEM 2(B).        Address of Principal Business Office or, if None, Residence:

                           Steven K. Ledbetter, Esq., Trustee, The 1997 Antebi Children's Insurance and Other Trust, 500 South Grand Avenue, 18th Floor, Los Angeles,
                           California 90071

ITEM 2(C).        Citizenship:

                           U.S.A.

ITEM 2(D).        Title of Class of Securities:

                           Common stock

ITEM 2(E).        CUSIP Number:

                           846001105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                          Exchange Act.

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                          Act.

                  (c) [ ] Insurance company as defined in Section 3(a)(19)
                          of the Exchange Act.

                  (d) [ ] Investment company registered under
                          Section 8 of the Investment Company Act.




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                  (e) [ ] An investment adviser in accordance with Rule
                          13-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j) [ ] Group, in accordance with Rule 13-d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned: Mr. Steven K. Ledbetter is the sole trustee of The 1997 Antebi Children's Insurance and Other Trust which is the beneficial owner of 600,000 shares of common stock. Mr. Ledbetter has the exclusive power to vote and dispose of such 600,000 shares. Mr. Ledbetter disclaims beneficial ownership of any shares of common stock.

         (b)      Percent of class:   7.5%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote    600,000

                  (ii)     Shared power to vote or to direct the vote   0

                  (iii)    Sole power to dispose or to direct the disposition
                           of   600,000

                  (iv)     Shared power to dispose or to direct the disposition
                           of   0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].




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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.  CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:    November 12, 1999



                                   /s/     Steven K. Ledbetter
                                   -----------------------------------------
                                           Steven K. Ledbetter, Trustee